PROSPECTUS Dated November 16, 2017	Amendment No. 1 dated December 12, 2017 relating to Pricing Supplement No. 56 to
PROSPECTUS SUPPLEMENT Dated November 16, 2017	Registration Statement Nos. 333-221595; 333-221595-01
Dated December 5, 2017
Rule 424(b)(2)

$975,000

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Market Linked Notes due June 10, 2024
Based on the Performance of an Equally Weighted Basket of Eighteen Stocks

Fully and Unconditionally Guaranteed by Morgan Stanley

The Market Linked Notes due June 10, 2024 Based on the Performance of a Basket of Eighteen Stocks, which we refer to as the notes, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the notes do not pay interest. Instead, at maturity, you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash equal to the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based upon the performance, as determined on the 7 averaging dates, of an equally weighted basket composed of the 18 basket stocks. The basket is composed of the common stocks, or in the case of Unilever PLC, the American Depositary Shares, of the following issuers: The Boeing Company, Quest Diagnostics Incorporated, Starbucks Corporation, Barrick Gold Corporation, Unilever PLC, Microsoft Corporation, Wal-Mart Stores, Inc., The Procter & Gamble Company, Raytheon Company, Lockheed Martin Corporation, Merck & Co., Inc., Chevron Corporation, Valero Energy Corporation, Las Vegas Sands Corp., L Brands, Inc., The Walt Disney Company, Northrop Grumman Corporation and Apple Inc. (collectively, the “basket”). We refer to the common stocks or American Depositary Shares, as applicable, of these issuers each individually as a “basket stock” and collectively as the “basket stocks.” These long-dated notes are for investors who are concerned about principal risk but seek a return based on a basket of stocks and who are willing to forgo current income in exchange for the repayment of principal at maturity plus a supplemental redemption amount, if any, based on the average of the basket closing values on the 7 averaging dates. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount of each note is $1,000.

•	We will not pay interest on the notes.

•	At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive $1,000 plus a supplemental redemption amount if any. In no event will the payment due at maturity be less than $1,000 per note.

•	The supplemental redemption amount will equal (i) $1,000 times (ii) the average basket percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 per note.

•	The participation rate will equal 125%.

•	The average basket percent change will equal (average basket closing value – initial basket value) / initial basket value.

•	The basket is equally weighted and the initial basket value is 100, which is equal to the sum of the products of (i) the closing price of one share of each basket stock on December 5, 2017, the day we priced the notes for initial sale to the public (which we refer to as the pricing date), which we refer to as the applicable initial share price, and (ii) the multiplier for such basket stock on the pricing date.

•	The average basket closing value will equal the arithmetic average of the basket closing values on the 7 averaging dates over the term of the notes.

•	The basket closing value will equal, on any averaging date, the sum of the products of (i) the closing price of one share of each basket stock on such date times the adjustment factor for such basket stock on such date and (ii) the multiplier for such basket stock on such date.

•	The adjustment factor for each basket stock was set at 1.0 on the pricing date and may be adjusted for certain corporate events relating to that basket stock.

•	The multiplier for each basket stock was set on the pricing date based on each basket stock’s closing price on such date so that each basket component represents its applicable basket stock weighting in the predetermined initial basket value. Each multiplier will remain constant for the terms of the notes.

•	The averaging dates will be December 5, 2018, December 5, 2019, December 7, 2020, December 6, 2021, December 5, 2022, December 5, 2023 and June 5, 2024, subject to postponement for non-trading days and certain market disruption events.

•	Investing in the notes is not equivalent to investing in the basket or the basket stocks.

•	The issuers of the basket stocks are not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.

•	The notes will not be listed on any securities exchange.

•	The estimated value of the notes on the pricing date is $958.30 per note. See “Summary of Pricing Supplement” beginning on PS-3.

•	The CUSIP number for the notes is 61768CST5 and the ISIN for the notes is US61768CST52.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER NOTE

	Price to Public	Agent’s Commissions and Fees(1)	Proceeds to Us(3)
Per Note	$1,000	$45	$955
Total	$975,000	$43,875	$931,125
(1)	Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $37.50 for each note they sell. In addition, the notes will be sold with aggregate marketing, referral and after fees of $7.50 per note. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of Notes—Use of Proceeds and Hedging” on page PS-32.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the notes:

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive an amount in cash equal to the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of the basket, as measured on the 7 averaging dates. In no event will the payment due at maturity be less than the stated principal amount of $1,000 per note. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Each note costs $1,000	We are offering the Market Linked Notes due June 10, 2024 Based on the Performance of a Basket of Eighteen Stocks (the “notes”). The stated principal amount and original issue price of each note is $1,000.

We refer to the common stocks, or in the case of Unilever PLC, the American Depositary Shares, of the following eighteen companies collectively as the “basket stocks” and each separately as a “basket stock”: The Boeing Company, Quest Diagnostics Incorporated, Starbucks Corporation, Barrick Gold Corporation, Unilever PLC, Microsoft Corporation, Wal-Mart Stores, Inc., The Procter & Gamble Company, Raytheon Company, Lockheed Martin Corporation, Merck & Co., Inc., Chevron Corporation, Valero Energy Corporation, Las Vegas Sands Corp., L Brands, Inc., The Walt Disney Company, Northrop Grumman Corporation and Apple Inc.

The original issue price of each note includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $958.30.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the basket stocks. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket stocks, instruments based on the basket stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the basket stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

The notes do not pay interest	Unlike ordinary debt securities, the notes do not provide for the regular payment of interest. Instead, at maturity, you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash based upon the performance, as determined on the 7 averaging dates, of an equally weighted basket composed of the 18 basket stocks. See “Hypothetical Payouts on the Notes” on PS-9.

Payment at maturity based on the performance of the basket	At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive an in cash amount equal to:

$1,000 + supplemental redemption amount, if any.

where,

supplemental redemption amount = $1,000 × average basket percent change × participation rate

and

initial basket value = 100, which is equal to the sum of the products of (i) the initial share price of each basket stock on the pricing date and (ii) the multiplier for such basket stock on the pricing date, and average basket closing value = the arithmetic average of the basket closing values on the 7 averaging dates over the term of the notes, and basket closing value = on any averaging date, the sum of the products of (i) the closing price of one share of each basket stock on such date times the adjustment factor for such basket stock on such date and (ii) the multiplier for such basket stock on such date, as determined by the calculation agent, and multiplier = the fractional value assigned to each basket stock so that each basket stock represents its applicable weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the notes, and initial share price = for each basket stock, the closing price of such basket stock on the pricing date, and participation rate = 125%

All payments on the notes are subject to our credit risk.

For further information on each of the basket stocks, please see the section of this pricing supplement entitled “Description of Notes—Historical Information” as well as Annex A to this pricing supplement. You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2014 through December 5, 2017 in Annex A, and a graph showing historical values for a basket composed of the basket stocks in the period from January 1, 2012 through December 5, 2017 in the section of this pricing supplement entitled “Description of Notes—Historical Graph.”   You cannot predict the future performance of the basket stocks or of the basket as a whole, or whether an increase in the value of one or more basket stocks will be offset by a decrease in the value of the other basket stock(s), based on their historical performance. Investing in the notes is not equivalent to investing in the basket or any of the basket stocks.
Basket stocks

The basket is composed of the common stock, or in the case of Unilever PLC, the American Depositary Shares, of eighteen companies, as listed in the table below. The table sets forth the Bloomberg ticker symbol for each basket stock, the exchange on which each basket stock is listed, the weighting of each basket stock, the initial share price and the multiplier for each basket stock.

Issuer of Basket Stock	Bloomberg Ticker Symbol*	Exchange	Basket Stock Weighting	Initial Share Price	Multiplier
The Boeing Company	BA	NYSE	5.5556%	$275.54	0.020162590
Quest Diagnostics Incorporated	DGX	NYSE	5.5556%	$97.87	0.056765097
Starbucks Corporation	SBUX	Nasdaq	5.5556%	$59.34	0.093623188
Barrick Gold Corporation	ABX	NYSE	5.5556%	$13.77	0.403456790
Unilever PLC	UL	NYSE	5.5556%	$55.86	0.099455782
Microsoft Corporation	MSFT	Nasdaq	5.5556%	$81.59	0.068091678
Wal-Mart Stores, Inc.	WMT	NYSE	5.5556%	$97.83	0.056788306
The Procter & Gamble Company	PG	NYSE	5.5556%	$91.40	0.060783370
Raytheon Company	RTN	NYSE	5.5556%	$183.85	0.030218113
Lockheed Martin Corporation	LMT	NYSE	5.5556%	$310.14	0.017913200
Merck & Co., Inc.	MRK	NYSE	5.5556%	$55.77	0.099616281
Chevron Corporation	CVX	NYSE	5.5556%	$120.39	0.046146690
Valero Energy Corporation	VLO	NYSE	5.5556%	$85.78	0.064765680
Las Vegas Sands Corp.	LVS	NYSE	5.5556%	$69.44	0.080005760
L Brands, Inc.	LB	NYSE	5.5556%	$55.30	0.100462929
The Walt Disney Company	DIS	NYSE	5.5556%	$107.22	0.051814960
Northrop Grumman Corporation	NOC	NYSE	5.5556%	$297.75	0.018658606
Apple Inc.	AAPL	Nasdaq	5.5556%	$169.64	0.032749352

*Bloomberg ticker symbols are being provided for reference purposes only.

For further information on each of the basket stocks, please see the section of this pricing supplement entitled “Description of Notes—Basket Stocks, Public Information and Historical Information” as well as Annex A to this pricing supplement. You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2014 through December 5, 2017 in Annex A. The historical performance of the eighteen basket stocks cannot be taken as an indication of future performance of the basket stocks.  You cannot predict the future performance of any basket stock, or whether increases in the value of any of the basket stocks will be offset by decreases in the value of other basket stocks, based on the historical information included in this pricing supplement.

Because the performance of the basket stocks may not be highly correlated, a negative or lesser positive performance by one or more of the basket stocks could wholly or partially offset any positive performance by the other basket stock(s).

The closing prices of the basket stocks may come to be based on the value of the common stock or shares, as applicable, of companies other than the issuers of the basket stocks	Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, the closing price that had been based on the original basket stock will instead be based on the closing price of the common stock or shares, as applicable, of a successor corporation to the issuer of the basket stock. Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to the other, unaffected basket stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other stocks in the section of this pricing supplement called “Description of Notes—Antidilution Adjustments.” You should read this section in order to understand these and other adjustments that may be made to your notes.

You have no shareholder rights	Investing in the notes is not equivalent to investing in the basket stocks. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket stocks. In addition, you do not have the right to exchange your securities for the basket stocks at any time.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. has determined the initial share price for each basket stock and the multiplier for each basket stock, and will determine the basket closing values, the average basket closing value, the average basket percent change, the adjustments to be made, if any, to the adjustment factors to reflect certain corporate and other events affecting the basket stocks, and whether a market disruption event has occurred, and will calculate the amount of cash you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of notes, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-33.

No affiliation with	The issuers of the baskets stocks are not affiliates of ours and are not involved with

the issuers of the basket stocks	this offering in any way. The obligations represented by the notes are obligations of ours and not of the issuers of the basket stocks.

Where you can find more information on the notes	The notes are senior unsecured notes issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2017 and prospectus dated November 16, 2017. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Basket of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Description of Notes.” You should also read about some of the risks involved in investing in notes in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the notes may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Notes—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the notes.

How to reach us	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HYPOTHETICAL PAYOUTS ON THE NOTES

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any. The supplemental redemption amount will be based on the arithmetic average of the basket closing values on the 7 averaging dates and will be calculated as follows:

(i) $1,000 times (ii) the average basket percent change times (iii) the participation rate of 125%.

In no event will the supplemental redemption amount be less than zero.

The table below illustrates the payment at maturity for each note for a hypothetical range of average basket percent changes and does not cover the complete range of possible payouts at maturity.

All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Average basket percent change	Average Basket Closing Value	Stated Principal Amount	Supplemental Redemption Amount	Payment at Maturity	Return on $1,000 Note
100.0%	200.0	$1,000	$1,250.00	$2,250.00	125.00%
90.0%	190.0	$1,000	$1,125.00	$2,125.00	112.50%
80.0%	180.0	$1,000	$1,000.00	$2,000.00	100.00%
70.0%	170.0	$1,000	$875.00	$1,875.00	87.50%
60.0%	160.0	$1,000	$750.00	$1,750.00	75.00%
50.0%	150.0	$1,000	$625.00	$1,625.00	62.50%
40.0%	140.0	$1,000	$500.00	$1,500.00	50.00%
30.0%	130.0	$1,000	$375.00	$1,375.00	37.50%
20.0%	120.0	$1,000	$250.00	$1,250.00	25.00%
10.0%	110.0	$1,000	$125.00	$1,125.00	12.50%
5.0%	105.0	$1,000	$62.50	$1,062.50	6.25%
0%	100.0	$1,000	$0	$1,000	0.0%
–10.0%	90.0	$1,000	$0	$1,000	0.0%
–20.0%	80.0	$1,000	$0	$1,000	0.0%
–30.0%	70.0	$1,000	$0	$1,000	0.0%
–40.0%	60.0	$1,000	$0	$1,000	0.0%
–50.0%	50.0	$1,000	$0	$1,000	0.0%
–60.0%	40.0	$1,000	$0	$1,000	0.0%
–70.0%	30.0	$1,000	$0	$1,000	0.0%
–80.0%	20.0	$1,000	$0	$1,000	0.0%
–90.0%	10.0	$1,000	$0	$1,000	0.0%
–100.0%	0	$1,000	$0	$1,000	0.0%

The average basket closing value is the arithmetic average of the basket closing values on 7 averaging dates over the term of the notes. Because there are 7 averaging dates spread over 6.5 years, positive performances of the basket at one time may be offset by lesser positive performance or negative performance at other times. See “Risk Factors─The supplemental redemption amount, if any, is based on the arithmetic average of the basket closing values on the 7 averaging dates over the term of the notes, and therefore the payment at maturity may be less than if it were based solely on the basket closing value on the final averaging date” below.

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, the notes do not provide for the regular payment of interest. Instead, at maturity, the notes will pay an amount equal to the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based upon the performance, as determined on the 7 averaging dates, of an equally-weighted basket composed of the 18 basket stocks. This section describes the most significant risks relating to the notes. Please also see the accompanying prospectus supplement and the accompanying prospectus.

The notes do not pay interest and may not pay more than the stated principal amount at maturity	The terms of the notes differ from those of ordinary debt securities in that we will not pay you interest on the notes. If the average basket percent change, as calculated on the 7 averaging dates, is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the basket does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based upon the performance of the equally weighted basket composed of the 18 basket stocks.

The supplemental amount, if any, is based on the arithmetic average of the basket closing values on the 7 averaging dates over the term of the notes, and therefore the payment at maturity may be less than if it were based solely on the basket closing value on the final averaging date	The supplemental redemption amount, if any, will be calculated by reference to an average of the basket closing values on the 7 averaging dates over the term of the notes. Therefore, in calculating the average basket closing value at maturity, positive performances of the basket on some averaging dates may be moderated, or wholly offset, by lesser or negative performances on other averaging dates. Similarly, the average basket closing value may be less than the basket closing value on the final averaging date, and as a result, the payment at maturity you receive may be less than if it were based solely on the basket closing value on the final averaging date.

The notes will not be listed and secondary trading may be limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The market price of the notes may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•      the market price and relative performance of each of the basket stocks at any time and, in particular, on the averaging dates;

• the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each of the basket stocks;

• interest and yield rates in the market;

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the average basket closing value;

• the time remaining until the notes mature;

• the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its adjustment factor, or adjustments to the basket; and

• any actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the closing prices of the basket stocks at the time of sale are at or below their closing prices on the pricing date, or if market interest rates rise. You cannot predict the future performance of any of the basket stocks based on their historical performance. There can be no assurance that the average basket closing value will be higher than the initial basket value such that you will receive at maturity an amount in excess of the $1,000 stated principal amount of the notes.

The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes	You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore, you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The rate we are willing to pay for securities of this type, maturity and

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

Changes in the value of one or more of the basket stocks may offset each other

Price movements in the basket stocks may not correlate with each other. At a time when the price of one or more basket stocks increases, the price of the other basket stock(s) may not increase as much, or may even decline in value. Therefore, in calculating the average basket closing value on the final averaging date, an increase in the price of one or more basket stocks may be moderated, or wholly offset, by a lesser increase or decline in the prices of the other basket stock(s). For further information on each of the basket stocks, please see the section of this pricing supplement entitled “Description of Notes—Historical Information” as well as Annex A to this pricing supplement.  You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2014 through December 5, 2017 in Annex A, and a graph showing historical values for a basket composed of the basket stocks in the period from January 1, 2012 through December 5, 2017 in the section of this pricing supplement entitled “Description of Notes—Historical Graph.” You cannot predict the future performance of any basket stock, or of the basket as a whole, or whether an increase in the value of one or more basket stocks will be offset by a decrease in the value of the other basket stock(s), based on the historical information included in this pricing supplement.

In addition, there can be no assurance that the average basket closing value will be higher than the initial basket value such that you will receive at maturity an amount in excess of the $1,000 stated principal amount of the notes.

We are not affiliated with	We are not affiliated with any of the issuers of the basket stocks and the issuers of

the issuers of the basket stocks	the basket stocks are not involved with this offering in any way. Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the adjustment factor of the basket stocks. The issuers of the basket stocks have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the basket stocks.

We may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests	We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries, or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

You have no shareholder rights	Investing in the notes is not equivalent to investing in the basket stocks. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket stock.

The closing prices of the basket stocks may come to be based on the value of the common stock or shares, as applicable, of companies other than the issuers of the basket stocks	Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock or shares, as applicable, of a successor corporation to the issuer of the basket stock. Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to the other, unaffected basket stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other stocks in the section of this pricing supplement called “Description of Notes—Antidilution Adjustments.” You should read this section in order to understand these and other adjustments that may be made to your notes.

The adjustments to the adjustment factors the calculation agent is required to make do not cover every corporate event that can affect the basket stocks	MS & Co., as calculation agent, will adjust the adjustment factor for a basket stock for certain events affecting the basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock. If an event occurs that does not require the calculation agent to adjust an adjustment factor, the market price of the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the notes.

There are risks associated with investments in securities linked to the value of equity securities issued by a foreign company	As the common stock of Barrick Gold Corporation and the American Depositary Shares of Unilever PLC are basket stocks, the notes are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

There are important differences between the rights of holders of American Depositary Shares and the rights of holders of the common stock of a foreign company	With respect to Unilever PLC, the basket stock is the American Depositary Shares and not the ordinary shares represented by the American Depositary Shares, and there exist important differences between the rights of holders of American Depositary Shares and the rights of holders of the corresponding ordinary shares. Each ADS is a security evidenced by American depositary receipts that represents a certain number of ordinary shares of a foreign company. Generally, American Depositary Shares are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the American Depositary Shares, which may be different from the rights of holders of ordinary shares of the foreign issuer. For example, the foreign issuer may make distributions in respect of its ordinary shares that are not passed on to the holders of its American Depositary Shares. Any such differences between the rights of holders of American Depositary Shares and holders of the corresponding ordinary shares may be significant and may materially and adversely affect the value of the notes.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes	As calculation agent, MS & Co. has determined the initial share price and multiplier for each basket stock, will calculate the basket closing values and the average basket closing value and will determine what adjustments should be made, if any, to the adjustment factor for a basket stock to reflect certain corporate and other events, whether a market disruption event has occurred and the payment to you at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the average basket closing value (and of any adjustments to the adjustment factors). These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Notes—Initial Basket Value,” “—Average Basket Closing Value,” “—Postponement of Averaging Dates,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “Antidilution Adjustments,” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

Hedging and trading	One or more of our affilates and/or third-party dealers have carried out, and will

activity by our affiliates could potentially adversely affect the value of the notes	continue to carry out, hedging activities related to the notes, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final averaging date approaches. Some of our other affiliates also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share prices of the basket stocks and, therefore, could have increased the prices at or above which the basket stocks must close on the averaging dates before an investor would receive a payment at maturity that exceeds the stated principal amount. Additionally, such hedging or trading activities during the term of the notes, including on the averaging dates, could adversely affect the value of the basket stocks and, accordingly, the amount of cash an investor will receive at maturity.

DESCRIPTION OF NOTES

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus. The term “Note” refers to each $1,000 stated principal amount of our Market Linked Notes due June 10, 2024 Based on the Performance of a Basket of Eighteen Stocks. In this pricing supplement we refer to each stock composing the basket of eighteen stocks individually as a “Basket Stock” and collectively as the “Basket Stocks.”

Aggregate Principal Amount	$975,000

Original Issue Date (Settlement Date)	December 8, 2017

Pricing Date	December 5, 2017

Maturity Date	June 10, 2024, subject to extension as described in the following paragraph.

If, due to a Market Disruption Event or otherwise, the final Averaging Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the final Averaging Date as postponed. See “Postponement of Averaging Dates” below.

Stated Principal Amount	$1,000 per Note

Issue Price	$1,000 per Note

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61768CST5

ISIN	US61768CST52

Interest	None

Minimum Purchase	$1,000 / 1 Note

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, we will pay with respect to each $1,000 Stated Principal Amount of Notes an amount in cash equal to:

$1,000 + Supplemental Redemption Amount, if any.

In no event will the Payment at Maturity be less than $1,000 per Note.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depository Trust Company, which we refer to as “DTC,” of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note”

below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Basket	The Basket is composed of the common stocks, or in the case of Unilever PLC, the American Depositary Shares, of eighteen companies, as listed under “—Basket Stocks” below.

Basket Stocks	The Basket is composed of the common stocks, or in the case of Unilever PLC, the American Depositary Shares, of eighteen companies, as listed in the table below. The table sets forth the Bloomberg ticker symbol for each Basket Stock, the exchange on which each Basket Stock is listed, the weighting of each Basket Stock, the Initial Share Price for each Basket Stock and the Multiplier for such Basket Stock, as determined on the Pricing Date.

Issuer of Basket Stock	Bloomberg Ticker Symbol*	Exchange	Basket Stock Weighting	Initial Share Price	Multiplier
The Boeing Company	BA	NYSE	5.5556%	$275.54	0.020162590
Quest Diagnostics Incorporated	DGX	NYSE	5.5556%	$97.87	0.056765097
Starbucks Corporation	SBUX	Nasdaq	5.5556%	$59.34	0.093623188
Barrick Gold Corporation	ABX	NYSE	5.5556%	$13.77	0.403456790
Unilever PLC	UL	NYSE	5.5556%	$55.86	0.099455782
Microsoft Corporation	MSFT	Nasdaq	5.5556%	$81.59	0.068091678
Wal-Mart Stores, Inc.	WMT	NYSE	5.5556%	$97.83	0.056788306
The Procter & Gamble Company	PG	NYSE	5.5556%	$91.40	0.060783370
Raytheon Company	RTN	NYSE	5.5556%	$183.85	0.030218113
Lockheed Martin Corporation	LMT	NYSE	5.5556%	$310.14	0.017913200
Merck & Co., Inc.	MRK	NYSE	5.5556%	$55.77	0.099616281
Chevron Corporation	CVX	NYSE	5.5556%	$120.39	0.046146690
Valero Energy Corporation	VLO	NYSE	5.5556%	$85.78	0.064765680
Las Vegas Sands Corp.	LVS	NYSE	5.5556%	$69.44	0.080005760
L Brands, Inc.	LB	NYSE	5.5556%	$55.30	0.100462929
The Walt Disney Company	DIS	NYSE	5.5556%	$107.22	0.051814960
Northrop Grumman Corporation	NOC	NYSE	5.5556%	$297.75	0.018658606
Apple Inc.	AAPL	Nasdaq	5.5556%	$169.64	0.032749352
*Bloomberg Ticker Symbols are being provided for reference purposes only.

Supplemental Redemption Amount	(i) $1,000 times (ii) the Average Basket Percent Change times (iii) the Participation Rate, provided the Supplemental Redemption Amount will not be less than $0.

Participation Rate	125%

Average Basket Percent Change	A fraction, the numerator of which is the Average Basket Closing Value minus the Initial Basket Value and the denominator of which is the Initial Basket Value.

Initial Basket Value	100, which is equal to the sum of the products of (i) the Closing Price of each Basket Stock on the Pricing Date and (ii) the Multiplier for such Basket Stock on such date, as determined by the Calculation Agent.

Average Basket Closing Value	The arithmetic average of the Basket Closing Values on the seven Averaging Dates over the term of the Notes.

Basket Closing Value	On any Averaging Date, the sum of the products of (i) the Closing Price of each Basket Stock on such date times the Adjustment Factor for such Basket Stock on such date and (ii) the Multiplier for such Basket Stock on such date, as determined by the Calculation Agent.

Initial Share Price	For each Basket Stock, the Closing Price for such Basket Stock on the Pricing Date, as set forth in the table under “Basket Stocks—Initial Share Price” above.

Averaging Dates	December 5, 2018, December 5, 2019, December 7, 2020, December 6, 2021, December 5, 2022, December 5, 2023 and June 5, 2024.

The Average Basket Closing Value shall be determined on the final Averaging Date to occur, which shall be referred to as “the final Averaging Date.”

If a Market Disruption Event occurs on any scheduled Averaging Date or any Averaging Date is not otherwise a Trading Day, such scheduled Averaging Date shall be subject to postponement as described under “Postponement of Averaging Dates.”

Multiplier	The fractional value assigned to each Basket Stock as set forth under “—Basket Stocks – Multiplier” above so that each Basket Stock represents its applicable Basket Weighting in the predetermined Initial Basket Value. Each Multiplier will remain constant for the term of the Notes.

Closing Price	The Closing Price for one share of a Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

(i)	if such Basket Stock (or any such other security) is listed on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Stock (or any such other security) is listed,

(ii)	if such Basket Stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)	if such Basket Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Basket Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to a Basket Stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for such Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC and its successors (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Closing Price for such Basket Stock will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Antidilution Adjustments” below.

Adjustment Factor	The Adjustment Factor for each Basket Stock was initially set at 1.0 on the Pricing Date and will be adjusted for certain corporate events relating to that Basket Stock. See “—Antidilution Adjustments” below.

Trading Day	With respect to any Basket Stock, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note	Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the

Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon

Agent	MS & Co.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Average Basket Closing Value, what adjustments should be made, if any, to the Adjustment Factor with respect to a Basket Stock or whether a Market Disruption Event has occurred. See “—Market Disruption Event,” “—Postponement of Averaging Dates” and “—Antidilution Adjustments” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means, with respect to any Basket Stock:

(i) the occurrence or existence of any of:

(a)       a suspension, absence or material limitation of trading of such Basket Stock or Unilever PLC Ordinary Shares (as defined below), as applicable, on the primary market for such Basket Stock or Unilever PLC Ordinary Shares, as applicable, for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b)       a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock or Unilever PLC Ordinary Shares, as applicable, as a result of which the reported trading prices for such Basket Stock or Unilever PLC Ordinary Shares, as applicable, during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(c)       the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock or Unilever PLC Ordinary Shares, as applicable, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stock with respect to the Notes.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the options contract on any Basket Stock will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Stock or Unilever PLC Ordinary Shares, as applicable, by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock or Unilever PLC Ordinary Shares, as applicable, and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock or Unilever PLC Ordinary Shares, as applicable, are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Postponement of Averaging Dates	If a Market Disruption Event with respect to any Basket Stock occurs on any scheduled Averaging Date, or if any such scheduled Averaging Date is not a Trading Day with respect to any Basket Stock, the Basket Closing Value solely for such affected Basket Stock shall be postponed and the Closing Price with respect to such affected Basket Stock shall be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred with respect to such affected Basket Stock; provided that the Closing Price for any affected Basket Stock shall not be determined on a date later than the fifth scheduled Trading Day after the scheduled Averaging Date, and if such date is not a Trading Day, or if there is a Market Disruption Event with respect to the affected Basket Stock on such date, the Calculation Agent shall determine the Closing Price of such Basket Stock on such date as the mean, as determined by the Calculating Agent, of the bid prices for the Basket Stocks for such date obtained from as many recognized dealers in such security, but not exceeding three, as shall make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Alternate Exchange Calculation
in Case of an Event of Default	If an Event of Default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

• the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

• the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Notes, which we describe below, the holders of the Notes and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Notes is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

• no quotation of the kind referred to above is obtained, or

• every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the final Averaging Date, then the Acceleration Amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

• A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

• P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Antidilution Adjustments	The Adjustment Factor with respect to a Basket Stock will be adjusted as follows:

1. If a Basket Stock (or any shares of Unilever PLC which underlie the American Depositary Shares of Unilever PLC (the “Unilever PLC Ordinary Shares”)) is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Adjustment Factor for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock or Unilever PLC Ordinary Shares; provided however, that, with respect to the American Depositary Shares of Unilever PLC, if (and to the extent that) Unilever PLC or the depositary for such American Depositary Shares has adjusted the number of Unilever PLC Ordinary Shares represented by each American Depositary Share of Unilever PLC so that the price of the American Depositary Shares of Unilever PLC would not be affected by such stock split or reverse stock split, no adjustment will be made to the Adjustment Factor.

2. If a Basket Stock (or the Unilever PLC Ordinary Shares) is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock or Unilever PLC Ordinary Shares, as applicable,) that is given ratably to all holders of shares of such Basket Stock or Unilever PLC Ordinary Shares, as applicable, or (ii) to a distribution of such Basket Stock or Unilever PLC Ordinary Shares, as applicable, as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Adjustment Factor for such Basket Stock will be adjusted so that the new Adjustment Factor for such Basket Stock will equal the prior Adjustment Factor for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Adjustment Factor for such Basket Stock; provided, however, that, with respect to the American Depositary Shares of Unilever PLC, if (and to the extent that) the Unilever PLC or the depositary for such American Depositary Shares has adjusted the number of Unilever PLC Ordinary Shares represented by each American Depositary Share of Unilever PLC so that the price of the American Depositary Shares of Unilever PLC would not be affected by such stock dividend or stock distribution, no adjustment will be made to the Adjustment Factor.

3. If the issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such

Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Adjustment Factor for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. There will be no required adjustments to an Adjustment Factor to reflect cash dividends or other distributions paid with respect to a Basket Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to any Basket Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Closing Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Basket Stock on the primary U.S. organized securities exchange or trading system on which such Basket Stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such Closing Price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to any Basket Stock, the Adjustment Factor with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then-current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount. If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Adjustment Factor of such Affected Basket Stock (as defined below), the Payment at Maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated equally among the Unaffected Basket Stocks as described in clause (c)(ii) of paragraph 5 below. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error. A distribution on any Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5. Any of the following shall constitute a Reorganization Event: (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the issuer of a Basket Stock or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) the issuer of a Basket Stock or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Stock. If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Adjustment Factor for such Basket Stock and/or any for any New Stock (as defined below) on any Averaging Date (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

(a) if such Basket Stock continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Adjustment Factor in effect on such Averaging Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b) for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Stock, the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Adjustment Factor in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Adjustment Factor”), as adjusted to such Averaging Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i) if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Stock is less than 25% of the Closing Price of the Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, with respective values in proportion to the relative Closing Prices of the Basket Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such Reorganization Event; and the number of such shares of the Basket Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment Factor in subparagraph (a) above and/or the New Stock Adjustment Factor in subparagraph (b) above, as applicable, or

(ii) if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if the Basket Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), the Adjustment Factor of each Basket Stock (each an “Unaffected Basket Stock”) other than the Basket Stock affected by such Reference Basket Event (the “Affected Basket Stock”) shall equal (A) the then-current Adjustment Factor for such Unaffected Basket Stock plus (B) (i) the amount of cash received per share of the Affected Basket Stock times the applicable Adjustment Factor for such Affected Basket Stock on the date of such Reference Basket Event times (ii) a fraction, the numerator of which is the Adjustment Factor of such Unaffected Basket Stock as of the Trading Day immediately following the day on which a holder of the Affected Basket Stock receives such cash and the denominator of which is the sum of the products of the Closing Price of each of the Unaffected Basket Stocks and the corresponding Adjustment Factor of such Unaffected Basket Stock, each determined by the Calculation Agent on such Trading Day.

Following the allocation of any Extraordinary Dividend to the Unaffected Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in paragraph 5, the Basket Closing Value on any Averaging Date determined by the Calculation Agent will be an amount equal to the sum of:

(x) if applicable, the Closing Price of each Basket Stock times the applicable Multiplier times the Adjustment Factor then in effect for such Basket Stock; and

(y) if applicable, the Closing Price of each New Stock times the applicable Multiplier times the New Stock Adjustment Factor then in effect for such New Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock, and (ii) all other references in this pricing supplement to “Basket Stock” shall be deemed to refer to any New Stock and references to a “share” or “shares” of a Basket Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock, unless the context otherwise requires. The New Stock Adjustment Factor(s) resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

In the event that the American Depositary Shares of Unilever PLC are no longer listed on a primary U.S. securities exchange and the Unilever PLC Ordinary Shares are listed on a primary U.S. securities exchange, the Calculation Agent, in its sole discretion, will adjust the Adjustment Factor such that the product of the last reported sale price of the American Depositary Shares of Unilever PLC and the Adjustment Factor at the last time the American Depositary Shares of Unilever PLC were listed equals the product of the last reported sale price of the Unilever PLC Ordinary Shares and the adjusted Adjustment Factor at such time, and the Unilever PLC Ordinary Shares will take the place of the American Depositary Shares of Unilever PLC.

In the event that Unilever PLC or the depositary for the American Depositary Shares of Unilever PLC elects, in the absence of any of the events described in paragraph 1, 2, 3, 4 or 5 above, to change the number of the Unilever PLC Ordinary Shares that are represented by each American Depositary Share, the Adjustment Factor on any Trading Day after the change becomes effective will be proportionally adjusted. In addition, if any event requiring an adjustment to be made to the Adjustment Factor pursuant to paragraph 2, 3, 4 or 5 above would result in a different adjustment with respect to the American Depositary Shares of Unilever PLC than with respect to the Unilever PLC Ordinary Shares, the Calculation Agent will adjust the Adjustment Factor based solely on the effect of such event on the American Depositary Shares of Unilever PLC.

If a Closing Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Closing Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such Basket Stock will equal zero for so long as no Closing Price is available. There will be no substitution for any such Basket Stock.

No adjustment to any Adjustment Factor for any Basket Stock (including for this purpose, any New Stock Adjustment Factor) will be required unless such adjustment would require a change of at least .1% in the Adjustment Factor of such Basket Stock then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward. Antidilution Adjustments will be made up to and including the Final Averaging Date.

No adjustments to the Adjustment Factor for any Basket Stock or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to any Adjustment Factor for a Basket Stock, any New Stock Adjustment Factor or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Adjustment Factor, or to the method of calculating the Average Basket Closing Value on the Final Averaging Date made pursuant to paragraph 5 above, upon written request by any investor in the Notes.

Basket Stocks; Public Information	For further information on each of the Basket Stocks, please see Annex A. The Basket Stocks are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth in Annex A. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes referenced hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described above. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the Closing Prices of the Basket Stocks have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received at maturity with respect to the Notes and therefore the value of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a purchaser of the Notes, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Basket Stocks.

Historical Information	For further information on each of the Basket Stocks, please see Annex A to this Pricing Supplement, which shows historical Closing Prices for each of the Basket Stocks for each calendar quarter in the period from January 1, 2014 through December 5, 2017. We obtained the information in the tables included in Annex A from Bloomberg Financial Markets without independent verification.

The Closing Prices of each of the Basket Stocks on December 5, 2017 were as follows:

Basket Stock	Closing Price on December 5, 2017 (in U.S. Dollars)
The Boeing Company	$275.54
Quest Diagnostics Incorporated	$97.87
Starbucks Corporation	$59.34
Barrick Gold Corporation	$13.77
Unilever PLC	$55.86
Microsoft Corporation	$81.59
Wal-Mart Stores, Inc.	$97.83
The Procter & Gamble Company	$91.40
Raytheon Company	$183.85
Lockheed Martin Corporation	$310.14

Merck & Co., Inc.	$55.77
Chevron Corporation	$120.39
Valero Energy Corporation	$85.78
Las Vegas Sands Corp.	$69.44
L Brands, Inc.	$55.30
The Walt Disney Company	$107.22
Northrop Grumman Corporation	$297.75
Apple Inc.	$169.64

Basket Historical Graph	The graph below illustrates the performance of the Basket from January 1, 2012 through December 5, 2017, assuming the Basket Stocks are weighted as set forth herein and that the value of the Basket on January 1, 2012 was 100. The graph is based on information from Bloomberg, and illustrates the actual aggregate performance of the Basket Stocks and the effect of the offset and/or correlation among the Basket Stocks during the same period. You cannot predict the future performance of any of the Basket Stocks or of the Basket as a whole, or whether an increase in the price of any of the Basket Stocks will be offset by a decrease in the price of any of the other Basket Stocks, based on their historical performance. Past performance of the Basket is not indicative of the future performance of the Basket.

Historical Basket Performance January 1, 2012 to December 5, 2017

Use of Proceeds and Hedging	The proceeds from the sale of the Notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Note issued, because, when we enter into hedging transactions in order to meet our obligations under the Notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Notes borne by you and described beginning on page PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Notes. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we hedged our anticipated exposure in connection with the Notes by taking positions in the Basket Stocks or in options contracts on the Basket Stocks that are listed on major securities markets. Such purchase activity could have increased the Initial Share Prices of the Basket Stocks, and,

therefore, could have increased the prices at or above which the Basket Stocks must close on the Averaging Dates before you would receive a Payment at Maturity that exceeds the Stated Principal Amount. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Notes by purchasing and selling Basket Stocks, futures or options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on any Averaging Date. We cannot give any assurance that our hedging activities will not affect the value of the Basket Stocks and, therefore, adversely affect the value of the Notes or the Payment at Maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $37.50 for each Note they sell. In addition, the Notes will be sold with aggregate marketing, referral and after fees of $7.50 per Note.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market after the offering. A naked short position in the Notes is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market prices or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Notes:

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Validity of the Notes	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Notes will not constitute or result in a non-exempt are not prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these Notes should consult and rely on their own counsel and advisers as to whether an investment in these Notes is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Notes by the account, plan or annuity.

United States Federal Taxation	In the opinion of our counsel, Davis Polk & Wardwell LLP, the Notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders — Contingent Payment Notes.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the Notes, even though no interest is payable on the Notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the Notes is a rate of 3.1079% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,222.2040 due at maturity. You should read the discussion under “United States Federal Taxation — Contingent Payment Notes” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the Notes. In addition, please see “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Disclosure Requirements” of the accompanying prospectus supplement.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a Note) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2017	$1.8993	$1.8993
January 1, 2018 through June 30, 2018	$15.5690	$17.4683
July 1, 2018 through December 31, 2018	$15.8109	$33.2792
January 1, 2019 through June 30, 2019	$16.0566	$49.3358
July 1, 2019 through December 31, 2019	$16.3062	$65.6420
January 1, 2020 through June 30, 2020	$16.5595	$82.2015
July 1, 2020 through December 31, 2020	$16.8169	$99.0184
January 1, 2021 through June 30, 2021	$17.0782	$116.0966
July 1, 2021 through December 31, 2021	$17.3436	$133.4402
January 1, 2022 through June 30, 2022	$17.6131	$151.0533
July 1, 2022 through December 31, 2022	$17.8868	$168.9401
January 1, 2023 through June 30, 2023	$18.1647	$187.1048
July 1, 2023 through December 31, 2023	$18.4470	$205.5518
January 1, 2024 through the Maturity Date	$16.6522	$222.2040

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the Notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a Note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2019 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Notes should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “United States Federal Taxation” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Notes.

Annex A

Price and Historical Information Available for Basket Stocks

The following tables set forth the published high and low Closing Prices for each Basket Stock during 2014, 2015, 2016 and 2017 through December 5, 2017. We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.

The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of the Basket Stocks on the Averaging Dates. The Average Basket Percent Change may be less than or equal to 0% so that you will receive only the Stated Principal Amount at Maturity. We cannot give you any assurance that the Average Basket Percent Change will be greater than 0% so that at maturity you will receive a payment in excess of the Stated Principal Amount.

The Boeing Company develops, produces and markets commercial jet aircraft and researches, develops, produces and supports information, space and defense systems. Its Commission file number is 001-00442.			Quest Diagnostics Incorporated provides scientific, engineering, systems integration and technical services and solutions in the areas of national security, engineering and health. Its Commission file number is 001-33072.

The Boeing Company	High	Low	Quest Diagnostics Incorporated	High	Low
(CUSIP 097023105)			(CUSIP 74834L100)
2014			2014
First Quarter	144.37	121.40	First Quarter	57.99	50.80
Second Quarter	138.25	122.07	Second Quarter	61.75	55.50
Third Quarter	129.74	118.34	Third Quarter	64.08	59.04
Fourth Quarter	134.81	120.19	Fourth Quarter	68.10	57.71
2015			2015
First Quarter	158.31	127.53	First Quarter	77.69	66.27
Second Quarter	154.38	138.72	Second Quarter	79.60	69.89
Third Quarter	148.49	125.49	Third Quarter	74.58	60.51
Fourth Quarter	149.40	130.61	Fourth Quarter	72.11	61.58
2016			2016
First Quarter	144.59	108.44	First Quarter	72.26	60.54
Second Quarter	137.08	122.70	Second Quarter	81.41	71.43
Third Quarter	135.96	126.70	Third Quarter	86.36	80.92
Fourth Quarter	157.81	131.74	Fourth Quarter	92.60	79.93
2017			2017
First Quarter	183.91	155.68	First Quarter	99.74	90.54
Second Quarter	202.23	175.62	Second Quarter	111.16	97.11
Third Quarter	256.45	197.75	Third Quarter	111.16	91.96
Fourth Quarter (through December 5, 2017)	277.97	254.21	Fourth Quarter (through December 5, 2017)	100.24	90.86

Starbucks Corporation is a marketer and retailer of specialty coffee. Its Commission file number is 000-20322.			Barrick Gold Corporation, headquartered in Toronto, Canada, is an international gold company. Its Commission file number is 001-09059.
Starbucks Corporation	High	Low	Barrick Gold Corporation	High	Low
(CUSIP 855244109)			(CUSIP 067901108)
2014			2014
First Quarter	39.20	34.49	First Quarter	21.23	17.63
Second Quarter	39.06	34.37	Second Quarter	18.93	15.69
Third Quarter	40.23	36.98	Third Quarter	19.29	14.66
Fourth Quarter	41.90	36.10	Fourth Quarter	14.75	10.17
2015			2015
First Quarter	48.96	39.62	First Quarter	13.11	10.33
Second Quarter	54.62	46.51	Second Quarter	13.51	10.66
Third Quarter	59.01	50.34	Third Quarter	10.85	5.94
Fourth Quarter	63.51	57.48	Fourth Quarter	8.18	6.19
2016			2016
First Quarter	61.40	54.14	First Quarter	15.18	7.38
Second Quarter	61.17	53.69	Second Quarter	21.35	13.50
Third Quarter	58.31	53.01	Third Quarter	23.16	17.01
Fourth Quarter	59.31	51.77	Fourth Quarter	18.41	14.00
2017			2017
First Quarter	58.70	53.87	First Quarter	20.50	15.98
Second Quarter	64.57	57.51	Second Quarter	20.22	15.58
Third Quarter	59.50	52.70	Third Quarter	18.22	15.35
Fourth Quarter (through December 5, 2017)	59.34	53.71	Fourth Quarter (through December 5, 2017)	16.76	13.77

Unilever PLC manufactures branded and packaged consumer goods, including food, detergents, fragrances, home and personal care products. Its Commission file number is 001-04546. Each Unilever PLC American Depositary Share represents one ordinary share of Unilever PLC.			Microsoft Corporation develops, manufactures, licenses, sells and supports software products. Its Commission file number is 001-37845.

Unilever PLC	High	Low	Microsoft Corporation	High	Low
(CUSIP 904767704)			(CUSIP 594918104)
2014			2014
First Quarter	42.78	37.85	First Quarter	40.99	34.98
Second Quarter	45.85	42.00	Second Quarter	42.25	39.06
Third Quarter	45.85	41.71	Third Quarter	47.52	41.67
Fourth Quarter	42.42	38.97	Fourth Quarter	49.61	42.74
2015			2015
First Quarter	44.67	39.03	First Quarter	47.59	40.40
Second Quarter	45.08	41.83	Second Quarter	49.16	40.29
Third Quarter	46.07	39.08	Third Quarter	47.58	40.47
Fourth Quarter	45.72	40.84	Fourth Quarter	56.55	44.61
2016			2016
First Quarter	45.77	40.09	First Quarter	55.48	49.28
Second Quarter	47.91	43.62	Second Quarter	56.46	48.43
Third Quarter	48.63	45.86	Third Quarter	58.30	51.16
Fourth Quarter	47.75	38.78	Fourth Quarter	63.62	56.92
2017			2017
First Quarter	50.30	40.51	First Quarter	65.86	62.14
Second Quarter	56.44	49.11	Second Quarter	72.52	64.95
Third Quarter	59.63	53.47	Third Quarter	75.44	68.17
Fourth Quarter (through December 5, 2017)	59.92	54.11	Fourth Quarter (through December 5, 2017)	84.88	74.26

Wal-Mart Stores, Inc. operates retail stores in various formats around the world. Its Commission file number is 001-06991.			The Procter & Gamble Company manufactures and markets laundry, cleaning, paper, beauty care, food, beverage and health care consumer products. Its Commission file number is 001-00434.

Wal-Mart Stores, Inc.	High	Low	The Procter & Gamble Company	High	Low
(CUSIP 931142103)			(CUSIP 742718109)
2014			2014
First Quarter	78.91	72.66	First Quarter	81.42	75.70
Second Quarter	79.76	74.91	Second Quarter	82.94	78.59
Third Quarter	77.51	73.34	Third Quarter	85.24	77.32
Fourth Quarter	87.54	73.82	Fourth Quarter	93.46	82.24
2015			2015
First Quarter	90.47	80.69	First Quarter	91.62	81.39
Second Quarter	81.03	70.93	Second Quarter	83.60	77.43
Third Quarter	73.88	63.10	Third Quarter	82.30	68.06
Fourth Quarter	66.93	56.42	Fourth Quarter	80.99	71.95
2016			2016
First Quarter	68.80	60.84	First Quarter	83.49	74.98
Second Quarter	73.02	63.15	Second Quarter	84.67	79.55
Third Quarter	74.30	70.30	Third Quarter	89.75	84.46
Fourth Quarter	72.12	67.39	Fourth Quarter	90.00	81.86
2017			2017
First Quarter	72.39	65.66	First Quarter	91.67	83.49
Second Quarter	80.26	71.43	Second Quarter	90.80	85.87
Third Quarter	81.61	73.23	Third Quarter	94.40	86.70
Fourth Quarter (through December 5, 2017)	99.62	78.14	Fourth Quarter (through December 5, 2017)	93.14	86.05

Raytheon Company is a technology company specializing in defense, homeland security and other government markets. Its Commission file number is 001-13699.	Lockheed Martin Corporation is a global security and aerospace company engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. Its Commission file number is 001-11437.

Raytheon Company	High	Low	Lockheed Martin Corporation	High	Low
(CUSIP 755111507)			(CUSIP 539830109)
2014			2014
First Quarter	101.31	88.13	First Quarter	166.84	146.07
Second Quarter	101.47	92.25	Second Quarter	168.08	153.82
Third Quarter	103.35	89.43	Third Quarter	182.78	157.21
Fourth Quarter	110.47	93.85	Fourth Quarter	196.84	172.61
2015			2015
First Quarter	112.40	100.05	First Quarter	206.62	188.37
Second Quarter	110.01	95.68	Second Quarter	201.44	185.52
Third Quarter	110.33	95.57	Third Quarter	213.02	187.30
Fourth Quarter	127.95	107.77	Fourth Quarter	226.43	204.75
2016			2016
First Quarter	128.24	117.62	First Quarter	222.96	206.08
Second Quarter	136.66	123.23	Second Quarter	248.17	223.11
Third Quarter	142.65	134.82	Third Quarter	266.50	237.41
Fourth Quarter	150.54	132.97	Fourth Quarter	267.62	230.52
2017			2017
First Quarter	156.97	142.00	First Quarter	272.03	249.94
Second Quarter	164.26	149.95	Second Quarter	283.65	266.98
Third Quarter	186.58	161.48	Third Quarter	310.29	277.61
Fourth Quarter (through December 5, 2017)	191.15	179.58	Fourth Quarter (through December 5, 2017)	321.15	306.60

Merck & Co., Inc. is a research-driven pharmaceutical company that discovers, develops, manufactures and markets products to improve human and animal health. Its Commission file number is 001-06571.			Chevron Corporation is an energy company. Its Commission file number is 001-00368.
Merck & Co., Inc.	High	Low	Chevron Corporation	High	Low
(CUSIP 58933Y105)			(CUSIP 166764100)
2014			2014
First Quarter	57.47	49.49	First Quarter	125.07	109.52
Second Quarter	59.62	54.83	Second Quarter	132.98	116.69
Third Quarter	61.18	55.64	Third Quarter	134.85	119.32
Fourth Quarter	61.88	53.43	Fourth Quarter	119.95	100.86
2015			2015
First Quarter	63.03	56.06	First Quarter	112.78	101.62
Second Quarter	60.89	56.73	Second Quarter	111.73	96.47
Third Quarter	59.71	48.42	Third Quarter	96.09	70.02
Fourth Quarter	55.53	49.37	Fourth Quarter	98.14	78.34
2016			2016
First Quarter	53.32	48.59	First Quarter	97.69	78.98
Second Quarter	57.68	53.60	Second Quarter	104.83	92.67
Third Quarter	63.86	57.65	Third Quarter	107.03	97.70
Fourth Quarter	64.96	58.43	Fourth Quarter	118.77	99.92
2017			2017
First Quarter	66.58	58.87	First Quarter	117.85	106.28
Second Quarter	66.16	61.89	Second Quarter	109.43	103.11
Third Quarter	66.16	61.49	Third Quarter	117.99	103.04
Fourth Quarter (through December 5, 2017)	64.60	54.10	Fourth Quarter (through December 5, 2017)	120.84	113.54

Valero Energy Corporation is a petroleum refining and marketing company. Its Commission file number is 001-13175.			Las Vegas Sands Corp. owns and operates casino resorts and convention centers. Its Commission file number is 001-32373.
Valero Energy Corporation	High	Low	Las Vegas Sands Corp.	High	Low
(CUSIP 91913Y100)			(CUSIP 517834107)
2014			2014
First Quarter	55.29	46.37	First Quarter	87.81	73.40
Second Quarter	58.51	50.10	Second Quarter	82.87	72.48
Third Quarter	54.25	46.27	Third Quarter	77.94	60.15
Fourth Quarter	51.72	43.76	Fourth Quarter	64.54	52.31
2015			2015
First Quarter	63.78	44.07	First Quarter	60.56	51.42
Second Quarter	63.45	56.88	Second Quarter	59.56	49.93
Third Quarter	70.43	57.40	Third Quarter	57.23	37.81
Fourth Quarter	73.03	59.30	Fourth Quarter	50.91	36.98
2016			2016
First Quarter	72.09	54.82	First Quarter	54.09	36.97
Second Quarter	63.29	50.79	Second Quarter	52.50	41.82
Third Quarter	57.14	47.24	Third Quarter	58.43	42.80
Fourth Quarter	69.45	52.90	Fourth Quarter	62.84	53.41
2017			2017
First Quarter	70.42	65.11	First Quarter	57.36	51.69
Second Quarter	67.47	61.47	Second Quarter	66.12	55.56
Third Quarter	76.93	64.55	Third Quarter	64.53	59.66
Fourth Quarter (through December 5, 2017)	85.78	76.29	Fourth Quarter (through December 5, 2017)	69.84	61.46

L Brands, Inc. is a specialty retailer of women’s apparel and beauty products. Its Commission file number is 001-08344.			The Walt Disney Company is an entertainment company with operations in Media Networks, Parks and Resorts, Studio Entertainment and Consumer Products & Interactive Media. Its Commission file number is 001-11605.
L Brands, Inc.	High	Low	The Walt Disney Company	High	Low
(CUSIP 501797104)			(CUSIP 254687106)
2014			2014
First Quarter	61.85	50.87	First Quarter	83.34	69.99
Second Quarter	59.50	53.39	Second Quarter	85.74	77.01
Third Quarter	68.27	56.98	Third Quarter	90.94	85.03
Fourth Quarter	86.55	65.48	Fourth Quarter	95.50	81.74
2015			2015
First Quarter	94.81	80.59	First Quarter	108.43	90.96
Second Quarter	94.71	83.93	Second Quarter	114.99	105.43
Third Quarter	92.72	77.87	Third Quarter	121.69	95.36
Fourth Quarter	100.22	90.59	Fourth Quarter	120.07	102.67
2016			2016
First Quarter	96.56	81.11	First Quarter	105.08	88.85
Second Quarter	88.08	60.62	Second Quarter	106.60	94.38
Third Quarter	78.02	67.04	Third Quarter	100.20	91.72
Fourth Quarter	75.12	65.00	Fourth Quarter	105.56	90.83
2017			2017
First Quarter	67.34	47.10	First Quarter	113.39	104.22
Second Quarter	54.41	43.10	Second Quarter	115.84	103.94
Third Quarter	55.57	36.06	Third Quarter	110.61	97.06
Fourth Quarter (through December 5, 2017)	57.10	41.28	Fourth Quarter (through December 5, 2017)	110.22	96.93

Northrop Grumman Corporation is a global security company. Its Commission file number is 001-16411.			Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. Its Commission file number is 001-36743.
Northrop Grumman Corporation	High	Low	Apple Inc.	High	Low
(CUSIP 666807102)			(CUSIP 037833100)
2014			2014
First Quarter	124.30	110.80	First Quarter	80.15	71.40
Second Quarter	125.02	116.67	Second Quarter	94.25	73.99
Third Quarter	133.66	119.35	Third Quarter	103.30	93.09
Fourth Quarter	152.24	121.29	Fourth Quarter	119.00	96.26
2015			2015
First Quarter	172.20	143.37	First Quarter	133.00	105.99
Second Quarter	165.47	153.28	Second Quarter	132.65	124.25
Third Quarter	175.62	159.25	Third Quarter	132.07	103.12
Fourth Quarter	191.48	165.72	Fourth Quarter	122.57	105.26
2016			2016
First Quarter	198.73	178.19	First Quarter	109.56	93.42
Second Quarter	222.28	199.51	Second Quarter	112.10	90.34
Third Quarter	222.55	208.36	Third Quarter	115.57	94.99
Fourth Quarter	251.80	212.48	Fourth Quarter	118.25	105.71
2017			2017
First Quarter	248.60	226.96	First Quarter	144.12	115.82
Second Quarter	261.27	236.10	Second Quarter	156.10	140.68
Third Quarter	287.72	256.71	Third Quarter	164.05	142.73
Fourth Quarter (through December 5, 2017)	307.90	287.72	Fourth Quarter (through December 5, 2017)	176.24	153.48